Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community)
(212) 770-7074
Joe Norton (News Media)
(212) 770-3144
AIG REPORTS FIRST QUARTER 2007 RESULTS
     NEW YORK, NY, May 10, 2007 – American International Group, Inc. (AIG) today reported that its net income for the first quarter of 2007 was $4.13 billion or $1.58 per diluted share, compared to $3.20 billion or $1.22 per diluted share in the first quarter of 2006. Net income, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133 or for which hedge accounting was not applied, including the related foreign exchange gains and losses. First quarter 2007 adjusted net income, as defined below, was $4.39 billion or $1.68 per diluted share, compared to $3.38 billion or $1.29 per diluted share for the first quarter of 2006.
FIRST QUARTER
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change

Net income	$4,130	$3,195	29.3%	$1.58	$1.22	29.5%
Realized capital gains (losses), net of tax	(56)	118	—	(0.02)	0.05	—
FAS 133 gains (losses), excluding realized capital gains (losses), net of tax (a)	(205)	(333)	—	(0.08)	(0.13)	—
Cumulative effect of an accounting change, net of tax (b)	—	34	—	—	0.01	—
Adjusted net income (c)	$4,391	$3,376	30.1%	$1.68	$1.29	30.2%
Average shares outstanding				2,621	2,624

(a)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133 or for which hedge accounting was not applied, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations.

(b)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(c)	Excludes realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

     At March 31, 2007, AIG’s consolidated assets were $999.75 billion and shareholders’ equity was $103.06 billion. Book value per share increased to $39.64 compared to $39.09 at year end 2006.
     During the first quarter of 2007, AIG repurchased 2,470,499 shares of its common stock. An additional 6,643,052 shares were purchased during April 2007.
     Commenting on first quarter 2007 results, AIG President and CEO Martin J. Sullivan said, “AIG had a very good quarter, with strong performance in our worldwide General Insurance businesses, continued improvement in Foreign Life Insurance, and solid results at ILFC and Asset Management.
     “In General Insurance, the Domestic Brokerage Group and Foreign General reported strong growth in operating income on excellent underwriting results and increased net investment income. United Guaranty’s results were adversely affected by the continued slowdown in the U.S. residential real estate market. Domestic Personal Lines reflects strong underwriting results in the direct auto business and continued profitable growth from the Private Client Group.
     “Domestic Life Insurance results were driven by in-force growth and increased net investment income in the life insurance and payout annuity businesses, while Domestic Retirement Services experienced a decline in deposits and increased surrender activity. In Foreign Life Insurance & Retirement Services, most product lines and regions performed well.
     “In Financial Services, aircraft lease rates remained strong as did demand for ILFC’s modern fuel-efficient fleet. AIG Financial Products experienced slower transaction flow compared to a strong first quarter of 2006. While the slowdown in the U.S. residential real estate market affected American General Finance’s results, prior action taken to limit certain geographic and product exposures has helped AGF avoid some of the significant credit deterioration currently facing the real estate lending industry. First quarter 2007 consumer finance operating income was adversely affected by a $128 million pre-tax charge relating to ongoing discussions with the Office of Thrift Supervision relating to loans originated in the name of AIG Federal Savings Bank.
     “Asset Management results increased compared to the first quarter of 2006, due primarily to growth in Guaranteed Investment Contracts which benefited from higher partnership income, which will vary from period to period. Growth in Institutional Asset Management revenues and operating income was driven by contributions from all asset classes globally.
     “As our businesses execute on their growth strategies, we continue to seek opportunities to extend our global footprint, laying the groundwork for the future. For example, in March, AIG Global Investment Group received approval to set up a representative office in Tianjin, the third largest city in China in per capita GDP. AIG Consumer Finance Group added to its existing retail bank and credit card operations in Thailand by acquiring a majority interest in a secured lending company with a network of 138 branches. We have also taken initial steps to build an asset management and consumer finance franchise in India by acquiring a sales finance lending operation, establishing a real estate investment joint venture and launching our first equity fund. We believe these businesses complement our existing operations in these markets and offer future growth potential.”

GENERAL INSURANCE
     General Insurance first quarter 2007 operating income before realized capital gains (losses) increased 31.5 percent to $2.98 billion compared to the first quarter of 2006. The first quarter 2007 combined ratio was 87.52, a 1.65 point improvement compared to the first quarter of 2006, including a 2.46 point improvement in the loss ratio. First quarter 2007 General Insurance net investment income increased 39.8 percent to $1.56 billion, on higher levels of invested assets and increased partnership income compared to the first quarter of 2006.
     Domestic Brokerage Group (DBG) net premiums written increased 2.5 percent to $6.01 billion compared to the first quarter of 2006, with DBG’s diverse product offerings including energy, environmental, multinational liability and accident & health products, contributing to the quarter’s growth. Strong growth in the accident & health lines was enhanced by the acquisition of TravelGuard International in the second quarter of 2006. The growth in net premiums written was partially offset by declines in certain parts of the excess casualty and directors & officers product lines, reflecting softening market conditions for those products.
     Personal Lines net premiums written increased 2.6 percent compared to the first quarter of 2006, resulting from continued growth in the Private Client Group and increases in the direct auto business driven by strong new business production, particularly from Internet activity.
     Mortgage Guaranty operating income declined primarily due to the continued softening of the U.S. housing market, resulting in unfavorable loss experience on domestic first and second-lien business, including continuing adverse performance of the third-party originated second-lien product. Net premiums written increased on strong growth in European markets and higher renewal premiums on the domestic second-lien book of business.
     Foreign General net premiums written increased 12.6 percent in original currency compared to the first quarter of 2006, with growth in both commercial and consumer lines driven by new business from both established and new distribution channels. Higher commercial lines retention rates and growth in financial lines and primary casualty, particularly in Europe, contributed to the increase.
     At March 31, 2007, General Insurance net loss and loss adjustment reserves totaled $64.03 billion, a $1.40 billion increase from December 31, 2006. For the first quarter of 2007, net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $131 million. The overall favorable development consisted of approximately $265 million of favorable development from accident years 2003 through 2006, partially offset by approximately $134 million of adverse development from accident years 2002 and prior.

LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services first quarter 2007 operating income before realized capital gains (losses) increased 5.1 percent to $2.54 billion, with Domestic Life Insurance & Retirement Services declining 5.7 percent and Foreign Life Insurance & Retirement Services increasing 13.9 percent when compared to the first quarter of 2006. First quarter 2007 Life Insurance & Retirement Services operating income included a charge of $32 million in connection with the adoption of SOP 05-1. First quarter 2007 Foreign Life Insurance & Retirement Services operating income included a $50 million charge related to balance sheet reconciliation remediation activity and a $37 million provision for additional claim expense resulting from the continuing industry-wide regulatory review of claims in Japan. First quarter 2006 results included a $40 million loss on Foreign life insurance’s share of the results of AIG’s consumer finance operation in Taiwan, primarily related to the increase in credit card loan loss reserves.
     Growth in Domestic life insurance operating income was driven by increased partnership income and in-force business growth, partially offset by higher policyholder benefits. As expected, first quarter 2007 retail periodic premium sales of life insurance declined compared to the first quarter of 2006, following pricing and underwriting actions taken to limit investor owned life insurance sales. Payout annuities results reflect growth in in-force business and higher call and tender income, while sales of structured settlements and terminal pension funding increased compared to the first quarter of 2006.
     In Domestic Retirement Services, individual fixed annuities operating income declined compared to the prior year’s first quarter, largely due to higher deferred acquisition cost (DAC) amortization as a result of lower realized capital losses and increased early duration surrenders in the first quarter of 2007. Fixed annuity net flows declined compared to the same period of 2006, reflecting both lower deposits and increased surrenders, caused by interest rate conditions and competition from bank and money market fund products. Group retirement products operating income was lower due to spread compression and higher DAC amortization related to increased surrenders and internal replacements of existing contracts upon the successful retention of client assets.
     Results in Foreign life insurance reflect the continued strong sales of U.S. dollar life insurance products in Japan, investment-linked products in Asia, demand for Guaranteed Income Bond products in the U.K. and growth in net investment income from partnerships and unit investment trusts. Personal accident & health premium growth in Asia helped offset increased competition and lower sales of tax-related products in Japan.
     Foreign individual fixed and variable annuity operating income increased in the first quarter of 2007 compared to the prior year’s first quarter due to higher assets under management, net surrender charge income and lower DAC amortization related to realized capital losses. Annuity production in Japan and Korea reflects the continued challenging sales environment, due to increased competition and a weak yen. Product development initiatives include a new guaranteed minimum withdrawal benefit feature introduced to the Japan market last month.
FINANCIAL SERVICES
     First quarter 2007 Financial Services operating income before realized capital gains (losses) and the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133 or for which hedge accounting was not applied, was $444 million, a decline of 14.3 percent compared to the first quarter of 2006. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations.

     Aircraft Leasing operating income in the first quarter of 2007 increased 49.6 percent, as strong lease rates, increased utilization and growth in the ILFC lease portfolio offset the increase in interest expense compared to the first quarter of 2006. First quarter 2006 ILFC operating income included $37 million in charges relating to increased tax and credit reserves and overhaul accruals. Transaction volume at AIG Financial Products in equity, commodity and interest rate products slowed in the first quarter of 2007 compared to a stronger first quarter of 2006, which benefited from a number of sizable realizations. In a transaction-oriented business like Capital Markets, such variability in results is not unusual.
     First quarter 2007 Consumer Finance operating income declined 57.7 percent to $74 million compared to the first quarter of 2006. First quarter 2006 results included an $88 million increase in loan loss reserve for the Taiwan credit card business, half of which was allocated to Foreign life insurance.
     In light of evolving market and regulatory developments affecting non-prime mortgage lending, AIG’s domestic consumer finance operations are in ongoing discussions with the Office of Thrift Supervision relating to loans originated in the name of AIG Federal Savings Bank during the period from July 2003 to May 2006. Management expects that the application of underwriting criteria developed in consideration of regulatory guidance issued by the banking agencies will result in significant costs to the domestic consumer finance operations. At this time, management’s best estimate of these costs is $128 million pre-tax, and a charge for this amount has been included in consumer finance operating income for the three months ended March 31, 2007.
     AGF operating income was also affected by lower real estate production volumes and margin compression compared to the prior year. While delinquency ratios increased compared to the prior year, they remained at historically low levels. These results were partially offset by growth in non-real estate and retail sales receivables. Higher revenues from the foreign consumer finance operations, primarily in Poland and Argentina, were offset by increased expenses related to product and branch expansion.
ASSET MANAGEMENT
     Asset Management operating income in the first quarter of 2007, before the effect of consolidated investments that are offset in minority interest expense and realized capital gains (losses), was $786 million compared to $348 million in the first quarter of 2006. The increase in Guaranteed Investment Contracts operating income was due to a significant increase in partnership income, largely from a single partnership distribution in the first quarter of 2007. Institutional Asset Management results benefited from an increase in carried interest and realized capital gains related to hedge funds as well as private equity and real estate investments.
OTHER OPERATIONS
     First quarter 2007 operating income from Other Operations, including other realized capital gains (losses) and inter-company eliminations, amounted to a loss of $491 million compared to a loss of $509 million in the first quarter of 2006. The first quarter 2006 loss included a $61 million out of period charge related to the SICO plans and a one-time $54 million charge related to the C.V. Starr tender offer. Increased earnings from unconsolidated entities and lower unallocated corporate expenses were offset by higher interest expense resulting from increased parent company borrowings.
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     Additional supplementary financial data is available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held tomorrow, Friday, May 11, 2007 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday,
May 25, 2007.
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     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 and AIG’s past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
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     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.
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Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2007 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN 46(R), the effect of EITF 04-5 and the effect of FAS 133.
     AIG excludes the effects of the 2006 accounting change, FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, or to which hedge accounting is not applied, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended March 31,
	2007	2006 (a)	Change

General Insurance Operations:
Net Premiums Written	$12,106	$11,255	7.6%
Net Premiums Earned	11,219	10,470	7.2
Underwriting Profit	1,412	1,145	23.3
Net Investment Income	1,563	1,118	39.8
Income before Realized Capital Gains (Losses)	2,975	2,263	31.5
Realized Capital Gains (Losses) (b)	121	68	77.9
Operating Income	$3,096	$2,331	32.8%

Loss Ratio	64.18	66.64
Expense Ratio	23.34	22.53
Combined Ratio	87.52	89.17

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,425	$7,800	8.0%
Net Investment Income	5,513	4,834	14.0
Income before Realized Capital Gains (Losses)	2,537	2,414	5.1
Realized Capital Gains (Losses) (b)	(256)	216	—
Operating Income	2,281	2,630	(13.3)

Financial Services Operations:
Operating Income excluding FAS 133 and Realized Capital Gains (Losses)	444	518	(14.3)
FAS 133 (c)	(85)	(678)	—
Realized Capital Gains (Losses) (b)	(67)	52	—
Operating Income (Loss)	292	(108)	—

Asset Management Operations:
Operating Income excluding Consolidated Investments and Realized Capital Gains (Losses)	786	348	125.9
Consolidated Investments (d)	228	96	—
Realized Capital Gains (Losses) (b)	(20)	5	—
Operating Income	994	449	121.4

Other Income (Deductions) — net	(643)	(337)	—
Other Realized Capital Gains (Losses) (b)	152	(172)	—
Income before Income Taxes, Minority Interest and Cumulative Effect of an Accounting Change	6,172	4,793	28.8
Income Taxes	1,726	1,435	20.3
Income before Minority Interest and Cumulative Effect of an Accounting Change	4,446	3,358	32.4
Minority Interest, after-tax:
Income before Realized Capital Gains (Losses)	(323)	(181)	—
Realized Capital Gains (Losses)	7	(16)	—
Income before Cumulative Effect of an Accounting Change	4,130	3,161	30.7
Cumulative Effect of an Accounting Change, net of tax (e)	—	34	—
Net Income	$4,130	$3,195	29.3%

Financial Highlights

	Three Months Ended March 31,
	2007	2006 (a)	Change

Net Income	$4,130	$3,195	29.3%
Realized Capital Gains (Losses), net of tax	(56)	118	—
FAS 133 Gains (Losses), excluding Realized Capital Gains (Losses), net of tax	(205)	(333)	—
Cumulative Effect of an Accounting Change, net of tax (e)	—	34	—
Adjusted Net Income (f)	4,391	3,376	30.1

Earnings Per Share — Diluted:
Net Income	1.58	1.22	29.5
Realized Capital Gains (Losses), net of tax	(0.02)	0.05	—
FAS 133 Gains (Losses), excluding Realized Capital Gains (Losses), net of tax	(0.08)	(0.13)	—
Cumulative Effect of an Accounting Change, net of tax (e)	—	0.01	—
Adjusted Net Income (f)	1.68	1.29	30.2

Book Value Per Share	$39.64	$34.03	16.5%

Average Diluted Common Shares Outstanding	2,621	2,624

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2006 to conform to the 2007 presentation.

(b)	Includes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations.

(c)	Includes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities” or for which hedge accounting was not applied, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations.

(d)	Represents income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(e)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(f)	Adjusted net income excludes realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.